EXHIBIT 3.1

              SECOND RESTATED AND AMENDED ARTICLES OF INCORPORATION
                                       OF
                           TINTIC GOLD MINING COMPANY,
                               a Utah corporation

         Pursuant to UTAH CODE ANN. Section 16-10a-1007,  as amended 1992, these
Second  Restated  and  Amended  Articles  of  Incorporation   are  made  by  the
above-named Corporation.

         The undersigned President of the Corporation and its Chairman of the Board, under and by virtue of the laws of said State, hereby affirms and confirms the following Restated and Amended Articles of Incorporation:

                         ARTICLE I -- NAME AND DURATION

         The name of this Corporation is "Tintic Gold Mining Company." Its duration shall be perpetual. Business and transfer offices may be established by the Board of Directors in any other part of the United States. Meetings of the Directors shall be held at such places within or without the State of Utah as the Directors by resolution or by-laws may direct.

                              ARTICLE II -- PURPOSE

         That the business and purpose for which the Corporation shall exist shall be for the pursuit of any business or endeavor recognized as lawful under Utah law.

                          ARTICLE III -- CAPITALIZATION

         The amount of common capital stock of this Corporation shall be 50,000,000 (fifty million) shares, having a par value of one mill or $0.001 per share. The Board of Directors may, from time to time, sell any or all of the authorized but unissued common capital stock of the Corporation without first offering the same to the stockholders then existing; that all such sales may be made on such terms and conditions as the Board may deem advisable. The common capital stock of the Corporation is non-assessable.

                          ARTICLE IV -- PREFERRED STOCK

         Repealed.

                           ARTICLE V -- INCORPORATORS

         Repealed.


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                     ARTICLE VI -- ELIGIBILITY OF DIRECTORS

         The affairs of this Corporation shall be managed by a board of a minimum of three persons, as opposed to five, who shall serve as directors of the Corporation. All directors shall be chosen by ballot by the stockholders at the annual meeting, to hold office for one year and until their successors are elected and qualified. Each director shall hold not less than 100 shares of stock of the Corporation in order to be eligible to hold the office of director.

           ARTICLE VII -- BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

         The Directors shall choose from their own number a President and in their discretion one or two Vice Presidents, and from the stockholders a Secretary and Treasurer for the Corporation, and such other officers and agents as they deem expedient in the management and conduct of the Corporation's business. Any one person may hold two or more offices at the same time.

         Any officer or director may resign by giving notice in writing to the Board of Directors, or he may be removed in the manner provided by law. In addition to the methods provided by law, any officer, except a Director, may be removed at any time with or without cause by the Board of Directors.

         A majority of the Board shall constitute a quorum for the transaction of business.

         The Board of Directors shall have the general control and management of the property, business and affairs of the Corporation, but they may delegate certain duties in respect thereto to the various officers of the Corporation or to the various committees of the Board.

         The Board of directors may adopt by-laws and rules and regulations for conducting of the business of the Corporation, and for the government thereof, and defining the duties of the various officers, agents and servants of the Corporation.

                       ARTICLE VIII - REMOVAL OF DIRECTORS

         A majority of the outstanding stock may, at a special meeting called for that purpose, remove either with or without cause, any of the directors; in which event the stockholders at such meeting shall fill all vacancies.

                     ARTICLE IX NO LIABILITY TO STOCKHOLDERS

         The private property of the stockholders shall not be liable for the obligation of the corporation.


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                       ARTICLE X -- STOCKHOLDERS' MEETINGS

         Due to expense, the Corporation shall not be required to conduct a shareholders' meeting on the second Tuesday of June of every year but only in the event that something material occurs with respect to the Corporation's business, materiality to be determined in accordance with Board discretion. Notice for such meeting shall be mailed or delivered to each stockholder as shown by the Corporation's books, at least ten (10) days before such meeting, directed to his address, as shown by the Corporation's books, a written or printed notice thereof.

         At every stockholders' meeting each stockholder shall have one vote for each share of stock owned by him on the books of the Corporation. Fractional part of a share may be voted as such in the same manner. Proxies, duly authenticated to the satisfaction of the meeting, shall be accepted. A majority of the votes cast at any meeting of stockholders shall decide all or every question that may come before such meeting.

               ARTICLE XI -- OPTING INTO 1992 UTAH LAW AMENDMENTS

         The Corporation is authorized to take action without a meeting pursuant to Section 16-10a-704 of the Revised Utah Business Corporation Act effective July 1, 1992, providing for consents of stockholders in writing, setting forth the action to be taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted. Further, the Corporation shall have and receive all the benefits and protections of the Revised Utah Business Corporation Act as if the Corporation had been incorporated after July 1, 1992, provided that such is not otherwise inconsistent with other provisions of the Corporation's existing Articles of Incorporation.

        ARTICLE XII -- OPTING OUT OF UTAH CONTROL SHARES ACQUISITIONS ACT

         The  Corporation   expressly   opts-out  of  the  Utah  Control  Shares
Acquisitions Act, all as provided in UTAH CODE ANN. Section 61-6-6.

         IN WITNESS WHEREOF, these Second Restated and Amended Articles of Incorporation are signed by the President and Chairman of the Board of Tintic Gold Mining Company, a Utah corporation, this 25th day of August, 2003.

                                            TINTIC GOLD MINING CORPORATION


                                             /S/ GEORGE P. CHRISTOPULOS
                                            -----------------------------------
                                            George P. Christopulos
                                            President and Chairman of the Board